Exhibit C

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Delaware Wilshire Private Markets Tender Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—	0.01476% (2)	—
Fees Previously Paid	$102,167.83(1)		$15.08
Total Transaction Valuation	$102,167.83(1)
Total Fees Due for Filing			$15.08
Total Fees Previously Paid			$15.08
Total Fee Offsets			—
Net Fee Due			$0.00

(1)	Calculated as the aggregate maximum purchase price for Institutional Class Shares of beneficial interest (“Shares”). The fee of $15.08 was paid by Delaware Wilshire Private Markets Master Fund in connection with filing its Schedule TO-I on February 28, 2024 (the “Schedule TO”) (See Ironwood Multi-Strategy Fund LLC, et al., SEC No-Action Letter (April 20, 2017)). This Amendment No. 1 to the Schedule TO is being filed to amend and supplement certain information contained in the Schedule TO and to file additional exhibits to the Schedule TO.

(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation.

Table 2 – Fee Offset Claims and Sources

Not applicable.

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